Free Writing Prospectus dated March 7, 2023

Relating to Prospectus dated November 14, 2022

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-268340

Portillo’s Inc. Announces Offering of Class A Common Stock in “Synthetic Secondary” Transaction

CHICAGO, IL March 7, 2023– Portillo’s Inc. (“Portillo’s” or the “Company”) (Nasdaq: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today announced the launch of an underwritten public offering of 8,000,000 shares of Portillo’s Class A common stock (“Class A common stock”). The underwriter has a 30-day option to purchase up to an additional 1,200,000 shares of its Class A common stock.

The proposed offering is considered non-dilutive, as Portillo’s expects to use the net proceeds to (a) purchase limited liability company units of PHD Group Holdings LLC held by certain existing holders (and cancel the associated shares of the Company’s Class B common stock (the “Class B common stock”)) and (b) repurchase shares of Class A common stock from certain existing holders, each in a “synthetic secondary” transaction. As a result, Portillo’s will not receive any proceeds from this offering. Upon close of the transaction, the Company’s total common stock share count, comprised of shares of Class A and Class B common stock, will remain the same; however, the amount of shares of Class A common stock will increase by the same amount of the decrease in the number of shares of Class B common stock.

Morgan Stanley is acting as the sole underwriter of the offering.

The offering is being made pursuant to an effective shelf registration statement (including a prospectus) filed by Portillo’s with the Securities and Exchange Commission (“SEC”) to which this communication relates. Before you invest, you should read the prospectus in the shelf registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. The offering will be made only by means of a free writing prospectus, the prospectus and the related prospectus supplement. A copy of the free writing prospectus, the prospectus and the related prospectus supplement relating to the offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov. Copies of the free writing prospectus, the prospectus and the related prospectus supplement for the offering may also be obtained, when available, by contacting Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Since, Portillo’s (NASDAQ: PTLO) has grown to include more than 70 restaurants across 10 states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake. Download the Portillo’s App for iOS or Android or visit the Portillo’s website to order ahead and get the best dill on these bun-believably delicious Chicago-style favorites and more. Portillo’s also ships food to all 50 states via its website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “commit,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “pursue,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and our ability to maintain our lower interest expense, expand our store footprint, execute our strategy and achieve our goals, among the other risks identified in our most recent Annual Report on Form 10-K and subsequent filings with the SEC, which filings are available on the SEC’s website at www.sec.gov.

The forward-looking statements in this press release are expressly qualified in their entirety by these cautionary statements and are made only as of the date hereof. Portillo’s undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:

Barbara Noverini

Investors@portillos.com

Media Contact:

ICR, Inc.

PortillosPR@icrinc.com